FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 9, 2024		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  a U.S. based high-fidelity headphone company, has reported its results for the third quarter ended March 31, 2024.

Net sales for the three months ended March 31, 2024 were $2,637,606, which is a decline of $743,234, or 22.0%, compared to $3,380,840 for the same period in the prior year.  The net loss for the third quarter ended March 31, 2024 was $313,780 compared to a net loss of $224,480 for the same three-month period in the prior year.  Basic and diluted loss per common share for the quarter was $0.03 compared to basic and diluted loss per common share of $0.02 for the comparable three-month period one year ago.

For the nine months ended March 31, 2024, net sales of $9,371,668 were down $654,634, or 6.5%, versus sales of $10,026,302 for the nine months ended March 31, 2023. The nine-month net loss was $840,542 compared to net income of $8,579,052 for the same period last year. Basic and diluted net loss per common share was $0.09 for the nine months ended March 31, 2024. This compared to basic and diluted income per common share of $0.93 and $0.88, respectively, for the same nine-month period in the prior year.

“A downturn in sales in the direct-to-consumer (DTC) space of nearly 30%, which appears to be a result of a slowdown in consumer spending amid high inflation, energy and borrowing costs, drove the overall decline in sales for the first nine months of the fiscal year,” Michael J. Koss, Chairman and CEO, said today. “We also saw a decline in year-to-date sales from one of our largest European distributors, however, restocking and new customer orders in Eastern Europe helped to partially offset that decline. Other sales favorability included a notable sale to a new Koss customer during the year-to-date period as well as continued improvement in sales to e-tailers.”

“The lower volume of higher margin DTC sales, combined with the unfavorable impact of selling through inventory brought in from suppliers at inflated freight rates during prior periods, were the main contributing factors to the decline in gross margins year over year,” Koss continued. “Continued declines in consumer confidence,  rising prices, and geo-political turmoil in Eastern Europe and the Middle East may continue to impact our sales and lead to supply chain disruptions.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2024	2023	2024	2023
Net sales	$2,637,606	$3,380,840	$9,371,668	$10,026,301
Cost of goods sold	1,796,083	2,076,482	6,354,015	6,390,557
Gross profit	841,523	1,304,358	3,017,653	3,635,744

Selling, general and administrative expenses	1,451,247	1,749,341	4,572,049	27,907,246

(Loss) from operations	(609,724)	(444,983)	(1,554,396)	(24,271,502)

Other income	—	—	—	33,000,000
Interest income	214,814	189,593	636,482	314,482

(Loss) income before income tax provision (benefit)	(394,910)	(255,390)	(917,914)	9,042,980

Income tax provision (benefit)	(81,130)	(30,910)	(77,372)	463,928

Net (loss) income	$(313,780)	$(224,480)	$(840,542)	$8,579,052

(Loss) income per common share:
Basic	$(0.03)	$(0.02)	$(0.09)	$0.93
Diluted	$(0.03)	$(0.02)	$(0.09)	$0.88

Weighted-average number of shares:
Basic	9,254,795	9,206,135	9,243,559	9,183,042
Diluted	9,254,795	9,206,135	9,243,559	9,791,627